Exhibit 10.1
AMENDMENT
to
EMPLOYMENT AGREEMENT
THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is dated as of November 3, 2016, by and between Lions Gate Entertainment Corp. (“Lions Gate”), and Michael Burns (“Burns”).
WHEREAS, Burns is currently employed by Lions Gate as its Vice Chairman pursuant to that certain Employment Agreement, dated October 30, 2012 (the “Employment Agreement”); and
WHEREAS, Lions Gate and Burns desire to amend the Employment Agreement, as provided herein.
NOW, THEREFORE, the parties agree as follows:

1.    Section 2 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:
“2.    Term. Burns’ employment term under this Agreement shall commence on October 30, 2012 (the “Effective Date”) and continue through and including October 30, 2022 (the “Expiration Date”), subject to early termination as provided in this Agreement (the “Term”).”
2.    Section 4(a) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:
“(a)    Bonus Opportunity. During the Term, Burns shall be eligible to receive a discretionary annual bonus (the “Discretionary Bonus”) based on Lions Gate’s fiscal year. For fiscal years prior to Lions Gate’s 2016 fiscal year, the Discretionary Bonus shall have a target of fifty percent (50%) of Burns’ Base Salary, and for Lions Gate’s 2016 fiscal year and each fiscal year during the Term thereafter, the Discretionary Bonus shall have a target of seventy-five percent (75%) of Burns’ Base Salary. Lions Gate’s Compensation Committee (“Compensation Committee”) shall establish performance criteria upon which the determination of the Discretionary Bonus amount, if any, shall be made, such criteria to be established at the beginning of the applicable fiscal year. For any fiscal year in which Burns is employed for only a portion of that fiscal year, Burns shall be eligible for consideration by the Compensation Committee for a pro-rata Discretionary Bonus following the end of and with respect to that fiscal year. The Discretionary Bonus (or portion thereof if either Section 4(b) or 4(c) below applies), if any, that is payable in cash shall be payable in a timely manner, but in any event when bonuses, if any, are generally given to Lions Gate’s other senior-level employees and in all events within the “short-term deferral” period provided under Treasury Regulation Section 1.409A-1(a)(4).”

3.    A new Section 5A is hereby added to the Employment Agreement to read in its entirety as follows:
“5A.    Special Bonus Opportunity.  Burns shall be granted the opportunity to receive a cash bonus in the amount of $4,000,000 (the “Special Bonus”) subject to the following terms.  The Special Bonus will be payable only if (a) Lions Gate’s acquisition of Starz (“Starz”) closes, (b) Lions Gate achieves the performance goal for the Special Bonus established by the Compensation Committee in approving the Special Bonus for the three-month performance period commencing on the date of the closing of the acquisition of Starz (the “Performance Period”), and (c) Burns’ employment with Lions Gate continues through the last day of the Performance Period; provided, however, that if, at any time after the closing of the Starz acquisition and prior to the end of the Performance Period, Burns’ employment is terminated by Lions Gate without Cause pursuant to Section 11(f), by Burns for Good Reason pursuant to Section 11(e)(iv), or due to Burns’ death or Disability pursuant to Section 11(b) or 11(c), respectively, the Special Bonus opportunity will be held open until the end of the Performance Period and will be payable to Burns if the performance goal set forth in clause (b) of this Section 5A is achieved.  For purposes of clarity, no Special Bonus will be payable hereunder if the acquisition of Starz is not consummated, if the performance goal set forth in clause (b) of this Section 5A is not achieved, or if Burns’ employment terminates prior to the end of the Performance Period for any reason other than as set forth in the proviso to the preceding sentence.”
4.    Section 6 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:
“6.    Quarterly Grant. Subject to Burns’ continued employment hereunder through the relevant grant date (and in each case subject to shareholder or regulatory approval, if required), on November 3, 2012 and on each three (3) month anniversary of November 3, 2012 that occurs during the period through and including November 3, 2017 (each such anniversary date, a “Quarterly Grant Date,” and the last day of such period, the “Final Quarterly Grant Date”), Burns shall be issued a number of Lions Gate common shares equivalent to US$187,500, calculated using the closing price (in regular trading) of Lions Gate’s common shares on the last trading day immediately prior to the respective grant date (each a “Quarterly Grant”) and subject in each case to applicable tax withholding. Each Quarterly Grant shall be fully vested upon grant, and the shares subject to such Quarterly Grant shall be issued not more than five (5) business days after the applicable Quarterly Grant Date. Notwithstanding the foregoing, in the event that, prior to the Final Quarterly Date, Lions Gate terminates Burns’ employment without Cause pursuant to Section 11(f) or Burns terminates his employment for Good Reason pursuant to Section 11(e)(iv), then, subject to Sections 12(d) and 13(b), the Quarterly Grants shall continue to be granted to Burns on each quarterly grant date through the Final Quarterly Grant Date (including the final Quarterly Grant to be made on the Final Quarterly Grant Date), and no further Quarterly Grants shall be made after that date. For the sake of clarity, any future Quarterly Grants shall be forfeited in the event that Burns’ employment hereunder and the Term is terminated for any reason other than as contemplated by the preceding sentence prior to the Final Quarterly Grant Date. If shareholder or regulatory approval of any Quarterly Grant is necessary and Lions Gate is unable to obtain such approval for all or any portion of a Quarterly Grant, then Burns shall be entitled to alternative commensurate compensation, the details of which shall be negotiated in good faith.”
5.    A new Section 7A is hereby added to the Employment Agreement to read in its entirety as follows:
“7A.    Equity Awards.
Grants of Options. Subject to regulatory approval if required, Burns shall be granted the following options to purchase common shares of Lions Gate (the “2016 Options”): (i) a 2016 Option to purchase 950,000 common shares of Lions Gate at a per-share exercise price equal to the closing price of a Lions Gate common share on the grant date of the 2016 Option (the “Grant Date”), and (ii) a 2016 Option to purchase 950,000 common shares of Lions Gate at a per-share exercise price equal to (x) 125% multiplied by (y) the closing price of a Lions Gate common share on the Grant Date. Each 2016 Option shall be evidenced by and subject to the terms of an option agreement in the form generally then used by Lions Gate to evidence grants of stock options under Lions Gate’s stock incentive plan.
Date of Vesting; Date Exercisable. Subject to Burns’ continued employment hereunder, each of the foregoing 2016 Options shall vest and become exercisable as to twenty percent (20%) of the shares subject to the award on each of October 30, 2018, October 30, 2019, October 30, 2020, October 30, 2021 and October 30, 2022; provided, however, if the vesting of such awards is accelerated pursuant to Section 8(b), 12(b) or 12(c) below, then the foregoing requirement that Burns be an employee shall not apply with respect to any of the foregoing vesting dates. If shareholder or regulatory approval of any 2016 Option grant is necessary and Lions Gate is unable to obtain such approval for all or any portion of either such award, then Burns shall be entitled to alternative commensurate compensation, the details of which shall be negotiated in good faith. The number of common shares subject to, and the exercise prices of, the 2016 Options are each subject to customary adjustments upon the occurrence of stock splits and similar events.”
6.    Section 8(b)(i) of the Employment Agreement is hereby amended to change the dollar amount in clause (2) of such section from “US$2,500,000” to “US$3,500,000.”
7.    Section 12(b) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:
“(b)    Death or Disability. In the event of the termination of this Agreement pursuant to Section 11(b) or (c) above, Lions Gate shall have the obligation to pay Burns’ estate or Burns, as applicable, any Accrued Obligations. In addition, in the event of the termination of this Agreement due to Burns’ death or Disability, the 2016 Options, the Option, the RSU Grant and any Pre-Existing Equity, to the extent then outstanding and unvested, will be fully vested and, in the case of stock options, become exercisable upon the date of death in the case of death or upon the date of termination for Disability in the case of Disability.”
8.    The third sentence of Section 12(c) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:
“In addition, the 2016 Options, the Option, the RSU Grant and any Pre-Existing Equity, to the extent then outstanding and unvested, will be fully vested and, in the case of stock options, become exercisable upon the date of Burns’ Separation from Service.”
9.    Except as expressly modified herein, the Employment Agreement shall remain in full force and effect in accordance with its original terms.
10.    Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement.
11.    This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered on the day and year first above written.

LIONS GATE ENTERTAINMENT CORP.

By: /s/ Wayne Levin
Name: Wayne Levin
Title: General Counsel and Chief Strategic Officer

MICHAEL BURNS

/s/ Michael Burns
Michael Burns